                                                                     Exhibit 5.1


                                 August 24, 2004

TRM Corporation
5208 N.E. 122nd Avenue
Portland, Oregon  97230


Ladies and Gentlemen:

      We have acted as counsel to TRM Corporation ("TRM"), an Oregon corporation, in connection with the preparation and filing by TRM of a registration statement on Form S-3 under the Securities Act of 1933, as amended, File No. 333-116748 (the "Registration Statement") with respect to the offer and sale of up to 5,175,000 shares of common stock of TRM (the "Common Stock"). In connection therewith, you have requested our opinion as to certain matters referred to below.

      In our capacity as such counsel, we have familiarized ourselves with the actions taken by TRM in connection with the registration of the Common Stock. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such documents.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. TRM is a corporation which has been duly formed, is validly existing and is in good standing under the Oregon Business Corporation Act.

      2. Upon approval by the Board of Directors of TRM, or a committee thereof duly appointed for that purpose, of the price per share at which the Common Stock will be sold and upon the sale thereof as set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

      With respect to the opinions hereinabove set forth, we draw your attention to the fact that we are not admitted to the Bar in the State of Oregon and, accordingly, that our opinions concerning Oregon law are based on our reasonable familiarity with the Oregon Business Corporation Act as a result of our representation of TRM. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

      We consent to the reference to this opinion and to Ledgewood Law Firm, P.C. in the prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.



                                        Very truly yours,

                                        /s/ Ledgewood Law Firm, P.C.

                                        LEDGEWOOD LAW FIRM, P.C.